UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported):

August 18, 2004
Modine Manufacturing Company
Exact name of registrant as specified in its charter

Wisconsin	1-1373	39-0482000
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrants telephone number, including area code:	(262) 636-1200

TABLE OF CONTENTS

ITEM 2. Acquisition or Disposition of Assets.

ITEM 7. Financial Statements and Exhibits.

SIGNATURE

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2. Acquisition or Disposition of Assets.

On August 3, 2004, Modine Manufacturing Company (the Company or Modine), through its newly formed, wholly owned subsidiary, Modine Korea, LLC, completed the acquisition of substantially all of the South Korean assets of WiniaMando Inc.s Automotive Climate Control Division (ACC)(the Korean ACC Acquisition). The effective date of the closing of the Korean ACC Acquisition was July 31, 2004. The total cash purchase price for the Korean ACC Acquisition was approximately $75.2 million. Modine and WiniaMando expect to announce the closing of Modines acquisition of the Chinese assets of WiniaMandos ACC Division in the near future, following the receipt of certain government approvals. The Chinese ACC assets include a wholly owned subsidiary in Shanghai and a 50%-owned joint venture in Hefei. The purchase price for those Chinese assets is approximately $6.3 million.

With respect to the Korean ACC Acquisition, the principle followed in determining the amount of consideration paid by Modine Korea, LLC to WiniaMando began with an agreed total (Korea plus China) purchase price of approximately $88 million (cash plus assumed long term and other liabilities), from which the as-yet unclosed China portion was subtracted. In addition, pursuant to the Asset Purchase Agreement between WiniaMando and Modine, the parties then subtracted various long term and other liabilities assumed by Modine, which total approximately $6 million.

The ACC Division of WiniaMando, headquartered in South Korea, designs and manufactures heating, ventilating and air conditioning (HVAC) systems for minivans, SUVs, commercial vehicles, trucks, buses and trains as well as other heat transfer components. Modine intends to continue to use the assets acquired for such purposes.

The Korean ACC Acquisition was financed principally through (a) cash on hand and (b) a draw upon Modines credit facility with Bank One, NA (syndicate agent). Modine Manufacturing Company in turn funded Modine Korea, LLC with a combination of debt and equity.

Item 7. Financial Statements and Exhibits.

(a) Any financial statements required by this item shall be filed by amendment not later than 60 days from the date this report on Form 8-K was required to be filed.

  Any pro forma financial statements giving effect to the transaction required by this item shall be filed by amendment not later than 60 days from the date this report on Form 8-K was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/ D. B. Rayburn
D. B. Rayburn President and Chief Executive Officer

By: /s/ D. R. Zakos
D. R. Zakos Vice President, General Counsel and Secretary

Date: August 18, 2004